Exhibit 10.4
June 9, 2011
Mr. Leo S. Ullman
Seacoast Lane
Sands Point, NY 11050

Dear Leo:
This letter (the “Agreement”) is written to confirm the terms of your retirement from Cedar Shopping Centers, Inc. (the “Company”).
1. Separation. Effective June 15, 2011 (the “Separation Date”), you have retired from your position as a director of the Company and as the Company’s Chairman of the Board, President and Chief Executive Officer, as well as all other positions, directorships and/or officerships in the Company and its subsidiaries and any of their affiliates.
2. Compensation and Benefits. (a) Other than as set forth in this Agreement or as required by law, the compensation, payments and benefits that you receive as part of your employment will cease effective as of the Separation Date and you will not be entitled to receive any benefits of, or payments with respect to, employment or termination of employment following the Separation Date. Group medical will cease on June 15, 2011. You will be able to (i) continue group medical at your and/or your dependents’ expense, subject to the eligibility and other requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and (ii) convert your group life and/or long term disability insurance to an individual policy in accordance with the terms of such insurance. You will receive a personalized COBRA packet, which contains details on each of these programs. If you elect COBRA, the Company will reimburse you for the cost of COBRA through June 15, 2012, unless to do so would subject the Company to fines or penalties under the Patient Protection and Affordable Care Act of 2010. Alternatively, with respect to clause (i), you may obtain your own medical insurance coverage and the Company will reimburse you for the cost of such coverage in an amount not to exceed the cost of COBRA.
(b) Your shares of restricted stock previously granted pursuant to the Company’s 2004 Stock Incentive Plan, including time vesting and performance vesting shares, shall vest as of June 15, 2011 and shall otherwise be governed by the terms of such plan.
(c) You shall be entitled to withdraw or retain your vested account balance in the Company’s 401(k) plan in accordance with the terms of the plan and applicable law.

(d) You shall be reimbursed for expenses incurred prior to the Separation Date on behalf of the Company in accordance with the terms of the Employment Agreement, dated as of November 1, 2003, as amended (the “Employment Agreement”), and applicable policy.
3. Consideration. (a) Provided you sign and deliver this Agreement to the Company, comply with its provisions and it becomes effective (as set forth in paragraph 12 below), the Company will contribute an amount equal to 299% of the sum of your annual salary presently in effect and the average of your annual bonus for 2009 and 2010, which you and the Company agree to be $3,260,495 (the “Initial Severance Amount”) to a rabbi trust (the “Trust”) established by the Company, less applicable tax withholding for Medicare, if any. The Trust shall be subject to the claims of the Company’s creditors in the event of the Company’s insolvency. On the Payment Date (as defined below), all assets held in the Trust (i.e., the Initial Severance Amount adjusted for any investment income, gains or losses (the “Final Severance Amount”)) shall be distributed to you in a lump sum in satisfaction of the amounts owed under this Section 3(a), less any required federal, state or local income or payroll tax withholding. Any and all expenses with respect to the establishment and maintenance of the Trust shall be the responsibility of the Company. The “Payment Date” for the Final Severance Amount shall be the earlier of (i) the six month anniversary of September 30, 2011 or (ii) your death. The Company will follow your directions with respect to the investment of the assets of the Trust unless, in the Company’s sole discretion, the investment is inappropriate or detrimental to the Company’s status as a REIT.
(b) Effective on the Separation Date and ending September 30, 2011, you agree to be available to the Company and to the Company’s new CEO to assist in transition and other matters reasonably requested for such reasonable periods as shall be agreed to between you and the Company. In consideration for your availability to render these services, the Company will continue to pay to you through September 30, 2011 your current salary and automobile payments (subject to applicable withholding taxes) in accordance with the Company’s normal payroll practices.
4. General Release. (a) In exchange for the payments set forth in paragraph 3, you and your heirs, legal representatives and assigns hereby voluntarily and knowingly release and forever discharge the Company and affiliated companies, their respective subsidiaries, divisions, affiliates and branches, and their respective predecessors, successors and assigns and their respective present, former, and future officers, directors, shareholders, parents, partners, owners, members, agents, attorneys, and/or employees, in both their individual and representative capacities (collectively, the “Released Parties”), from all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature and description whatsoever up to the date you sign this Agreement, whether or not now known, suspected or claimed, which you had, have, or may have, against the Company and/or other Released Parties including, without limitation, all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any kind which arise out of, relate to or are based on (i) your employment with the Company or your separation therefrom; (ii) statements, acts or omissions by the Company, other Released Parties or their respective representatives; (iii) express or implied agreements between you, on the one hand, and the Company and/or other Released Parties, on the other hand, including, without limitation, the Employment Agreement; (iv) any federal, state or local fair employment practices or civil rights law including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the New York State Human Rights Law, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act and the Employee Retirement Income Security Act of 1974, which, among other things, prohibit discrimination on such bases as race, color, religion, creed, national origin, family and/or medical leave, retaliation, protected activities, whistle blowing, citizenship, sex/gender, sexual orientation, marital status, age, disability, genetic information, predisposing genetic characteristics or uniformed service; (v) common law, public policy or breach of contract, including, without limitation, in any way related to the Employment Agreement, tort, including, without limitation, for emotional distress, libel, slander, defamation, fraud, wrongful discharge, or any other claim concerning the Company’s right to terminate your employment; or (vi) wages, commission, bonuses, accrued vacation pay, employee benefits, expenses, allowances and any other payment or compensation of any kind whatsoever; provided, however, the foregoing release shall not (A) prevent you from bringing a claim that seeks compliance with this Agreement or (B) waive claims, if any, that arise after the date you sign this Agreement.

(b) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its affiliated companies, their respective subsidiaries, divisions, affiliates and branches and their respective predecessors, successors and assigns, hereby voluntarily and knowingly release and forever discharge you and your heirs and legal representatives from all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature and description whatsoever up to the date the Company signs this Agreement, whether or not now known, suspected or claimed, which the Company had, has, or may have, against you including, without limitation, all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any kind which arise out of, relate to or are based on (i) your employment with the Company or your separation therefrom; (ii) statements , acts or omissions by you or your representatives; (iii) express or implied agreements between you, on the one hand, and the Company and/or other Released Parties, on the other hand, including, without limitation, the Employment Agreement; (iv) common law, public policy or breach of contract, including, without limitation, in any way related to the Employment Agreement, tort, including, without limitation, for emotional distress, libel, slander, defamation, fraud, wrongful discharge, or any other claim concerning the termination of your employment; provided, however, the foregoing release shall not (A) prevent the Company from bringing a claim that seeks compliance with this Agreement or (B) waive claims, if any, that arise after the date you sign this Agreement.
5. Non-Disparagement and Related Matters. You shall not at any time engage in any form of conduct, or make statements or representations, that disparage or otherwise impair the commercial reputation, goodwill or interests of the Company or other Released Parties. The Company, on behalf of itself and its affiliated companies, their respective subsidiaries, divisions, affiliates and branches and their respective predecessors, successor and assigns, shall not at any time engage in any form of conduct, or make statements or representations, that disparage or otherwise impair the commercial reputation, goodwill or interests of you or entities controlled by you. Further, you represent that you have delivered to the Company all property of the Company in your custody or control, including any phone, blackberry, computer equipment, keys and company ID’s, and any originals or copies of Company documents or materials (other than documents or materials involving your own individual payroll or benefit information), whether or not such documents or materials were drafted by you or contain Confidential Information.

6. Non-Disclosure. You shall not disclose the terms or existence of this Agreement, except (w) as required by law, (x) to comply or to obtain compliance with this Agreement, (y) to your respective legal, financial or tax advisors (all of whom must first agree to be bound by this paragraph 6) and to the Internal Revenue Service or any analogous state or local taxation authority, and (z) to any entity if required by legal process upon not less than three work days prior written notice (or such shorter period required by any legal or quasi-legal entity or body) to the Company and agree to cooperate with the Company and its attorneys if the Company elects to contest such legal process.
7. Breach; Remedies. If you breach this Agreement, then the Company may seek restitution and/or offset of the payments to the extent permitted by law. Without limiting the generality of the foregoing, you acknowledge and agree that in the event of a breach or threatened breach of paragraphs 5 or 6 hereof, then the Company shall have no adequate remedy at law and shall be able to enforce such paragraphs by seeking an injunction (without posting a bond) and such other relief as may be deemed just and proper; provided, however, the parties expressly acknowledge that their respective rights, duties and obligations under this Agreement are cumulative and that the Company taking any of the actions set forth in this paragraph shall not constitute retaliation or abrogate, diminish or otherwise impact the validity or enforceability of the release set forth in paragraph 4.
8. Survival: Effective the Separation Date, the Employment Agreement is hereby terminated, is of no further force or effect and neither party shall have any further rights or obligations thereunder, except that the provisions of Sections 5.3, 5.4, 6.2, 6.3, 11, 14, 16 and 17 of the Employment Agreement (including the definitions related thereto) shall remain in full force and effect on and after the Separation Date. The parties agree that the provisions of Section 6.1 of the Employment Agreement shall not remain in effect and is hereby terminated and of no further force or effect.
9. Cooperation: You agree, upon reasonable notice, to cooperate fully with the Company and its legal counsel on any matters relating to the conduct of any litigation, claim, suit, investigation or proceeding involving the Company and/or other Released Parties, in connection with any facts or circumstances occurring during your employment or of which you have knowledge, if the Company determines that your cooperation is necessary or appropriate, provided that the Company shall reimburse you for any reasonable, pre-approved, out of pocket expenses incurred as a result of your performance of such cooperation.
10. Miscellaneous. This Agreement is not an admission of any liability or wrongdoing by you, the Company or other Released Parties. Further, this Agreement sets forth the entire understanding and agreement between the parties with respect to its subject matter, and supersedes all prior agreements, understandings, memoranda, term sheets, conversations and negotiations regarding the same, except as otherwise provided in paragraph 8. This Agreement may only be modified by a writing signed by both parties. The provisions of this Agreement are severable and if any part of it is found to be unenforceable, the other parts shall remain valid and enforceable. Except as otherwise provided herein, no waiver by either party of a breach by the other party of any condition or provision of the Agreement to be performed by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time or at any other time.

11. Choice of Law; Arbitration. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to its principles of comity or conflicts of law and all disputes arising out of or relating to this Agreement or its breach shall be resolved in accordance with the procedures set forth in Section 16 of the Employment Agreement.
12. Acknowledgment. You acknowledge that:
•	You have read this Agreement in its entirety and understand all of its terms, including that it constitutes a complete general release of all claims against the Company and other Released Parties;
•	You have been advised, in writing, to review this Agreement with an attorney before signing it;
•	You have had a sufficient period of time of up to 21 days within which to review this Agreement, including, without limitation, with your attorney, and that you did so to the extent you desired;
•	You may not sign this Agreement until on or after the Separation Date;
•	The payments of the amounts set forth in this Agreement are the only consideration for your signing this Agreement;
•	The payments are provided at the Company’s sole and absolute discretion and on a non-precedential basis and that you would not have received all such payments if you did not sign this Agreement;
•	The headings used in this Agreement are intended solely for convenience of reference and shall not be used to amplify, limit, modify (or otherwise be used in the interpretation of) the terms of this Agreement;
•	You knowingly and voluntarily agree to all the terms and conditions in this Agreement; and
•	This Agreement shall not become effective until the 8th day after you sign it and you may at any time before the effective date revoke this Agreement by hand delivering, sending via overnight mail or e-mailing a written notice of revocation to the Company to its General Counsel at the Company’s principal executive offices.

13. By entering into this Agreement, you acknowledge that you (a) waive any claim to reinstatement and/or future employment with the Company; (b) agree that you will not seek, apply for or accept employment and/or future employment with the Company; (c) have received all compensation, wages, bonuses, commissions and/or benefits to which you may be entitled; (d) have been paid in full for all time worked; and (e) are not and shall not be entitled to any payments, benefits or other obligations from the Company whatsoever (except as expressly set forth herein).

Cedar Shopping Centers, Inc.

By:	/s/ Brenda J. Walker Brenda J. Walker, Vice President

Voluntarily Agreed to and Accepted
This 9th day of June, 2011

/s/ Leo S. Ullman

Leo S. Ullman

STATE OF NEW YORK	)
:ss.
COUNTY OF NASSAU	)
On this 13th day of June, 2011, before me personally came Leo S. Ullman, to me known and known to me to be the individual described in, and who executed the foregoing Agreement and General Release, and duly acknowledged to me that he/she executed the same.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Lisa Greenbaum
Notary Public